NEWS RELEASE                                                        EXHIBIT 99.2

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(985) 872-2100                                                    (985) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 23, 2002

                          GULF ISLAND FABRICATION, INC.
                         REPORTS THIRD QUARTER EARNINGS

         Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.8 million ($.32 diluted EPS) on revenue of $40.3 million for its third quarter ended September 30, 2002, compared to net income of $2.2 million ($.18 diluted EPS) on revenue of $30.5 million for the third quarter ended September 30, 2001. Net income for the first nine months of 2002 was $6.9 million ($.59 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $100.6 million, compared to net income of $6.0 million ($.51 diluted EPS) on revenue of $92.3 million for the first nine months of 2001.

         Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets", which resulted in a $4.8 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle. The recording of this non-cash charge for the impairment of goodwill resulted in net earnings of $2.2 million ($.18 diluted EPS) for the nine months ended September 30, 2002.

         At September 30, 2002, the company had a revenue backlog of $60.5 million and a labor backlog of approximately 920 thousand man-hours remaining to work.

                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)



                                                               September 30,  December 31,
                                                                   2002           2001
                                                               -------------  ------------

Cash and short-term investments                                $     35,031   $     35,032
Total current assets                                                 71,309         55,461
Property, plant and equipment, at cost, net                          47,108         41,666
Total assets                                                        119,062        102,538
Total current liabilities                                            22,445          8,860
Debt                                                                      0              0
Shareholders' equity(a)                                              91,576         88,905
Total liabilities and shareholders' equity                          119,062        102,538

         Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.

         (a) Reference to Footnote 1 shown on page 2 (Consolidated Statements of Income).

                                                                    EXHIBIT 99.2

                          GULF ISLAND FABRICATION, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (in thousands, except per share data)

                                                                          Three Months Ended            Nine Months Ended
                                                                            September 30,                 September 30,
                                                                      -------------------------     -------------------------
                                                                         2002           2001           2002           2001
                                                                      ----------     ----------     ----------     ----------

Revenue                                                               $   40,255     $   30,496     $  100,554     $   92,321
Cost of revenue                                                           33,483         25,826         87,504         79,731
                                                                      ----------     ----------     ----------     ----------
Gross profit                                                               6,772          4,670         13,050         12,590
General and administrative expenses                                        1,103          1,051          3,029          3,394
                                                                      ----------     ----------     ----------     ----------
Operating income                                                           5,669          3,619         10,021          9,196

Other income (expense):
       Interest expense                                                      (14)            (9)           (32)           (27)
       Interest income                                                       151            295            479            874
       Other                                                                   1           (628)            58           (737)
                                                                      ----------     ----------     ----------     ----------
                                                                             138           (342)           505            110
                                                                      ----------     ----------     ----------     ----------

Income before income taxes                                                 5,807          3,277         10,526          9,306

Income taxes                                                               1,974          1,120          3,579          3,291
                                                                      ----------     ----------     ----------     ----------

Net income before cumulative effect of
  change in accounting principle                                           3,833          2,157          6,947          6,015

Cumulative effect of change in accounting principle(1)                        --             --         (4,765)            --
                                                                      ----------     ----------     ----------     ----------

Net income (loss)                                                     $    3,833     $    2,157     $    2,182     $    6,015
                                                                      ==========     ==========     ==========     ==========

Per share data:

       Basic earnings (loss) per share:(4)
         Net income before cumulative effect of
           change in accounting principle                             $     0.33     $     0.18     $     0.59     $     0.51
                                                                      ==========     ==========     ==========     ==========
         Cumulative effect of change in accounting principle(1)       $       --     $       --     $    (0.41)    $       --
                                                                      ==========     ==========     ==========     ==========
               Basic earnings (loss) per share                        $     0.33     $     0.18     $     0.19     $     0.51
                                                                      ==========     ==========     ==========     ==========

       Diluted income (loss) per share:(2)(4)
         Net income before cumulative effect of
           change in accounting principle                             $     0.32     $     0.18     $     0.59     $     0.51
                                                                      ==========     ==========     ==========     ==========
         Cumulative effect of change in accounting principle(1)       $       --     $       --     $    (0.40)    $       --
                                                                      ==========     ==========     ==========     ==========
               Diluted earnings (loss) per share                      $     0.32     $     0.18     $     0.18     $     0.51
                                                                      ==========     ==========     ==========     ==========

             Weighted-average shares                                      11,744         11,706         11,727         11,702
             Effect of dilutive securities: employee stock options            71             52             87            100
                                                                      ----------     ----------     ----------     ----------
             Adjusted weighted-average shares(2)                          11,815         11,758         11,814         11,802
                                                                      ==========     ==========     ==========     ==========

Depreciation and amortization included in expense above(3)            $    1,150     $    1,222     $    3,439     $    3,627
                                                                      ==========     ==========     ==========     ==========

(1) The Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

(3) Amortization of $108,000 and $325,000 included in the three months and nine months ended September 30, 2001, respectively.

(4) For the nine months ended September 30, 2002, the calculation of earnings per share for net income before cumulative effect of change in accounting principle and cumulative effect of change in accounting principle do not total due to rounding.